Micromet Announces Proposed Public Offering of Common Stock

Bethesda, Maryland – March 9, 2010 – Micromet, Inc. (NASDAQ: MITI) announced today that it is offering to sell, subject to market and other conditions, 10 million shares of common stock in an underwritten public offering. In connection with the offering, the Company expects to grant the underwriters a 30-day option to purchase an additional 1.5 million shares of common stock from the Company. All of the shares in the offering are being offered by Micromet.

Goldman, Sachs & Co. is acting as sole book-running manager for this offering. Information about the offering will be available in a preliminary prospectus supplement to be filed with the Securities and Exchange Commission. Copies of the preliminary prospectus supplement and prospectus, when available, may be obtained from Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, Telephone 1-866-471-2526, or by email at prospectus-ny@ny.email.gs.com

The shares will be offered and sold pursuant to a shelf registration statement filed with the Securities and Exchange Commission on October 16, 2009 and declared effective on November 2, 2009.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy the Company's common stock, nor shall there be any sale of the common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective shelf registration statement.

About Micromet
Micromet, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based therapies for the treatment of cancer. Its product development pipeline includes novel antibodies generated with its proprietary BiTE® technology, as well as conventional monoclonal antibodies. Two of Micromet's BiTE antibodies and three of its conventional antibodies are currently in clinical trials.  Micromet has collaborations with a number of leading pharmaceutical and biotechnology companies, including sanofi-aventis, Bayer Schering Pharma, Merck Serono, MedImmune and Nycomed.

Safe Harbor Statement
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding the proposed offering of our securities, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include uncertainties regarding the market conditions and investor interest in the offering and other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2009. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contact: Jennifer Neiman Director, Corporate Communications Micromet, Inc. 240-235-0246 Jennifer.neiman@micromet-inc.com	Susan Noonan Managing Partner S.A. Noonan Communications 212-966-3650 susan@sanoonan.com